Exhibit 5.1

NuCana plc 77 78 Cannon Street London England EC4N 6AF	Our ref: 12653.0034 19 March 2026

Dear Sirs

NuCana plc – Registration Statement on Form S-8 – Exhibit 5.1

We have acted as English legal advisers to NuCana plc, a public limited company incorporated in England and Wales (the “Company”) in connection with the preparation and filing of the registration statement on Form S-8 to which this letter is attached as an exhibit (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

As set out in the Registration Statement, it is proposed that up to 20,000,000,000 ordinary shares of the Company each having a nominal value of £0.0004 (the “Shares”) will be issued upon the exercise of equity awards granted under:

(a)

the NuCana BioMed Limited 2016 Share Option Scheme (Including Enterprise Management Incentives & Incentive Stock Options) adopted by the board of directors of the Company on 14 January 2016, approved by the shareholders of the Company by way of written resolution on 4 May 2016, as amended on 14 September 2017 and on 2 October 2017 (the “2016 Plan”); and

(b)

the NuCana plc 2020 Long-Term Incentive Plan, approved by the shareholders of the Company at the annual general meeting of the Company held on 25 June 2020 (the “2020 AGM”) and adopted by the board of directors of the Company on 25 June 2020, as amended on 9 January 2026 (the “2020 Plan”),

(together, the “Equity Plans”).

1.	Introduction

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

1.2.1	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

1.2.2	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

1.3.1

at 9:30 a.m., London time, on 19 March 2026 made an online search of the register kept by the Registrar of Companies (the “Registrar”) in respect of the Company for the purposes of identifying whether (i) the Company is subject to any formal insolvency proceedings, and (ii) any applications or orders have been registered by the Registrar for the dissolution or strike-off of the Company (the “Company Search”);

1.3.2

at 9:35 a.m., London time, on 19 March 2026 carried out an online search at the Companies Court in London of the Central Registry of Winding-up Petitions with respect to the Company (the “Central Registry Search”) (the Company Search and the Central Registry Search together, the “Searches”);

1.3.3	copies of the written resolutions of the board of directors of the Company passed on 14 September 2017, 9 January 2026 and 18 March 2026;

1.3.4	a copy of the written resolutions of the shareholders of the Company passed on 4 May 2016 pursuant to which it was resolved, inter alia, that the 2016 Plan be adopted;

1.3.5	a copy of the minutes of the annual general meeting of the shareholders of the Company held on 14 September 2017 AGM at which it was resolved, inter alia, to amend the 2016 Plan;

1.3.6	a copy of the written resolutions of the board of directors of the Company passed on 25 May 2020 to adopt the 2020 Plan;

1.3.7	a copy of the minutes of the 2020 AGM at which it was resolved, inter alia, to approve the 2020 Plan;

1.3.8

a copy of the minutes of the annual general meeting of the shareholders of the Company held on 23 April 2025 at which it was resolved, inter alia, to grant the directors authority to allot shares, or grant rights to subscribe for or to convert any security into shares, in the capital of the Company up to an aggregate nominal amount of £20,000,000 on a non-pre-emptive basis, and to adopt the articles of association referred to in paragraph 1.3.12;

1.3.9	a copy of each of the Equity Plans;

1.3.10	a copy of the certificate of incorporation of the Company dated 28 January 1997;

1.3.11	certificates of incorporation on change of name of the Company dated 28 April 2008 and 29 August 2017;

1.3.12

a copy of the current articles of association of the Company adopted pursuant to a special resolution of the Company’s shareholders passed on 23 April 2025, and an agreement affecting the Company’s constitution dated 14 September 2017; and

1.3.13	a draft copy of the Registration Statement as at 18 March 2026 and to be filed with the SEC on 19 March 2026.

1.4	Applicable law

1.4.1

This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by, and construed in accordance with, English law as at the date of this letter. Such choice of governing law is without prejudice to the requirements of the Securities Act.

1.4.2

This letter relates only to English law (being for these purposes English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today’s date.

1.4.3

We express no opinion as to, and we have not investigated for the purposes of this letter, the laws of any jurisdiction (including without limitation the laws of the European Union) other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this letter.

1.4.4

This letter takes no account of any changes in English law that may occur after today’s date. We do not undertake or accept any obligation to update this letter to reflect subsequent changes in English law.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	Opinion

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

2.1	the Registration Statement, as finally amended, having become effective under the Securities Act;

2.2

the shareholders of the Company in a general meeting or within the Company’s articles of association duly and validly having resolved: (i) as may be required, as an ordinary resolution, or within the Company’s articles of association, to authorise the board of directors of the Company pursuant to section 551 of the Companies Act 2006 (the “Companies Act”) to allot Shares, or to grant rights to subscribe for Shares, pursuant to the Equity Plans; and (ii) as may be required, as a special resolution, or within the Company’s articles of association, to empower the directors of the Company pursuant to section 570 of the Companies Act to allot such Shares, and grant such rights (as applicable), free of the restrictions in section 561 of the Companies Act, and such resolutions and authorities remaining in full force and effect and not having expired, been rescinded or amended;

2.3

any delegation of authority to the remuneration committee of the Company (“Remuneration Committee”) having been validly effected (amongst other things, in accordance with the Company’s articles of association and the Equity Plans);

2.4	the directors of the Company and the shareholders of the Company having validly approved the Equity Plans and related option and award agreements, or similar documentation;

2.5	the directors of the Company or the Remuneration Committee having validly granted the awards in respect of the Shares under the Equity Plans;

2.6

the directors of the Company or the Remuneration Committee having validly resolved to allot and issue the Shares, or grant rights to subscribe for the Shares, at duly convened and quorate meetings of the board of directors of the Company or the Remuneration Committee or by way of duly passed written resolutions of the board of directors of the Company or the Remuneration Committee and such resolutions being in full force and effect and not having been rescinded or amended;

2.7

the receipt in full of payment for such Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value payable for such Shares and the whole of any premium thereon, assuming in each case that the individual grants or awards under the relevant Equity Plan are duly authorised by all necessary corporate action (as described in paragraph 2.6 above) and duly granted or awarded and exercised in accordance with the requirements of law, the Company’s articles of association and the relevant Equity Plan (and the option agreements, award agreements, or similar documentation, granted thereunder and in accordance therewith); and

2.8	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms and conditions referred to above and/or in the Equity Plans and related option and award agreements, or similar documentation, and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of full and valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital (other than, for the avoidance of doubt, any demand that may be made by the Company against an undischarged undertaking to pay given by the recipient in consideration for the issue of such Shares).

3.	Extent of Opinions

3.1

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to matters of United Kingdom taxation or any liability to tax (including, without limitation, stamp duty and stamp duty reserve tax) which may arise or be suffered as a result of or in connection with the Shares, the Equity Plans or the transactions contemplated thereby, or as to tax matters generally.

3.2

The opinion set out in paragraph 2 relates only to Shares contemplated by the Registration Statement that are new ordinary shares of £0.0004 each issued by the Company from time to time pursuant to the Equity Plans following the date of the Registration Statement. We express no opinion in respect of any other securities of the Company.

3.3

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

3.4	This letter is given by Bristows LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

4.	Disclosure and Reliance

4.1

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

4.2

This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Bristows LLP

Bristows LLP

Schedule 1

Assumptions

The opinions in this letter have been given on the basis of the following assumptions:

1.

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

2.	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

3.	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

4.	the accuracy as to factual matters of each document we have reviewed;

5.	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

6.

that the articles of association of the Company referred to in paragraph 1.3.12 of this letter remain in full force and effect, and no alteration has been made or will be made to such articles of association, in each case, prior to each date on which the Shares are allotted or issued (each such date being an “Allotment Date”) or each date on which rights are granted to subscribe for Shares;

7.

that the Equity Plans remain in full force and effect and no alteration has been made or will be made to any of the Equity Plans prior to an Allotment Date or any date on which rights are granted to subscribe for Shares;

8.

that the Registration Statement, as finally amended, has been prepared, delivered, filed and has become effective in compliance with and under the Securities Act and such effectiveness shall not be terminated or rescinded;

9.

that all documents, forms and notices which should have been delivered to the Registrar in respect of the Company have been so delivered, that the results of the Searches are true, complete, accurate and up-to-date, that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain true, complete, accurate and up-to-date as at each Allotment Date and each date on which rights are granted to subscribe for Shares;

10.

that (i) the resolutions described in (a) the written resolutions of the board of directors of the Company and the Remuneration Committee, and (b) the written resolutions of the shareholders of the Company, in each case provided to us in connection with the giving of this letter were, and the written resolutions of the board of directors of the Company or the Remuneration Committee referred to in paragraphs 2.3, 2.4, 2.5 and 2.6 of this letter were and/or will be, (including in relation to any delegation of authority by the board of directors of the Company to the Remuneration Committee) validly passed as written resolutions of the board of directors or the Remuneration Committee or the shareholders of the Company, as applicable, all constitutional, statutory and other formalities were and/or will be observed and such resolutions have not been, and will not be, revoked or varied and remain in full force and effect and will remain so at each Allotment Date and each date on which rights are granted to subscribe for Shares; and (ii) any delegation of authority by the board of directors of the Company to the Remuneration Committee to deal with matters relating to, or in connection with, the Equity Plans (whether or not such delegation is required, or contemplated, by the Equity Plans) will have been validly effected (amongst other things, in accordance with the Company’s articles of association and the Equity Plans), and that the Remuneration Committee has acted, and will act, at all times within the authority delegated to it by the board of directors of the Company;

11.

that the resolutions of the shareholders of the Company provided to us in connection with the giving of this letter and as referred to at paragraphs 1.3.5, 1.3.7 and 1.3.8 or otherwise contemplated in connection with the matters referred to herein were, and the resolutions of the shareholders of the Company referred to paragraph 2.2 of this letter were and/or will be, be duly passed at a general meeting of the Company, all constitutional, statutory and other formalities were and/or will be observed in relation to such general meetings and such resolutions have not been and/or will not be revoked or varied and will not be revoked or varied prior to each Allotment Date and each date on which rights are granted to subscribe for Shares and remain in full force and effect and will remain in full force and effect as at each Allotment Date and each date on which rights are granted to subscribe for Shares;

12.

that the directors of the Company acted in accordance with ss171 to 174 Companies Act in approving the resolutions provided to us in connection with the giving of this letter and as referred to at paragraphs 1.3.3 and 1.3.6 of this letter or otherwise contemplated in connection with the matters referred to herein, and acted and/or will act in accordance with such sections of such Act when approving the resolutions referred to in paragraphs 2.3, 2.4, 2.5 and 2.6 of this letter, and that all actions to be carried out by the Company pursuant to the Registration Statement are or will be in its commercial interests;

13.

that at the time of each allotment and issue of any Shares the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the aggregate subscription price payable for such Shares, such aggregate subscription price being not less than the aggregate nominal value of those Shares, and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

14.

in relation to any allotment and issue of any Shares by the Company pursuant to the Equity Plans, that the recipient will have become entitled to such Shares under the terms of the relevant Equity Plan and related option or award agreement, or similar documentation, such Shares will, where applicable, be fully vested in accordance with the terms of the relevant Equity Plan and related option or award agreement, or similar documentation, and such recipient has or will have complied with all other requirements of the relevant Equity Plan and related option or award agreement, or similar documentation, in connection with the allotment and issue of such Shares;

15.

that all awards have been made under the terms of the relevant Equity Plan and related option or award agreement, or similar documentation, that the terms of all awards have not materially deviated from the terms set out in the relevant Equity Plan and related option or award agreement, or similar documentation, and that any Shares will be allotted and issued in accordance with the terms set out in the relevant Equity Plan, related option or award agreement, or similar documentation, and in accordance with the Company’s articles of association;

16.

that the Equity Plans have been validly adopted by the Company in accordance with the articles of association of the Company and all applicable laws and regulations and no alteration (other than as expressly stated in the description of the documents set out in paragraph 1.3) has been or shall be made to the Equity Plans since the date of adoption;

17.

that immediately prior to each Allotment Date and date on which on which rights are granted to subscribe for Shares, the directors of the Company and/or the Remuneration Committee had or shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the Companies Act and under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant, and the directors of the Company and/or the Remuneration Committee shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;

18.

that in relation to the allotment and issuance of Shares pursuant to the Equity Plans or otherwise to an employee benefit trust, that such Shares will be allotted and issued in accordance with the terms of the relevant Equity Plan, the related option agreements, award agreements, or similar documentation, the Company’s articles of association and the requirements of all applicable laws;

19.	that no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

20.	that no event occurs which would prevent the Company from validly allotting and issuing Shares as at each Allotment Date;

21.

that there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

22.

that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”), the Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market retained by the United Kingdom (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of the FSMA, the UK Prospectus Regulation or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

23.	that in issuing and allotting and granting rights to acquire Shares and administering the Equity Plans, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

24.

that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 1.3 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 1.3 or any obligation therein or otherwise affect the opinions expressed in this letter;

25.

that the Company has complied and will comply with all applicable anti-corruption, anti-terrorism, anti-slavery, anti-money laundering, sanctions, exchange control and human rights laws and regulations and that each allotment and issue of Shares and grant of rights to acquire Shares pursuant to the Equity Plans and option agreements, award agreements, or similar documentation, will be consistent with all such laws and regulations;

26.

that each consent, licence, approval, authorisation, notice, filing, registration or order of any governmental authority or other person which is required under any applicable law in connection with the transactions contemplated by the Registration Statement, has been or will have been obtained and is or will be in full force and effect;

27.

that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company (or its assets) would be breached or infringed by the matters contemplated by the performance of actions to be carried out pursuant to, or any other aspect of the matters contemplated by, the Registration Statement;

28.

that the Equity Plans and related option agreements, award agreements, or similar documentation, and all obligations thereunder, have been entered into and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the entry into of the Equity Plans, the option agreements, award agreements, or similar documentation and the allotment and issue of the Shares and the grant of rights to subscribe for Shares will promote the success of the Company for the benefit of its members as a whole; and

29.

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (it being the case that the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company), and such actions and steps will not have been taken as at any Allotment Date or date on which rights are granted to subscribe for Shares.

Schedule 2

Reservations

The opinions in this letter are subject to the following reservations:

1.

for the purposes of giving this letter, we have only examined and relied on those documents and enquiries referred to in paragraph 1.3 and made the Searches. We have made no further enquiries concerning the Company of any other person or any other matter in connection with the giving of this letter;

2.

the Company Search is not capable of revealing conclusively whether or not (i) a winding-up order has been made or a resolution passed for the winding up of a company, (ii) an administration petition or order has been presented or made, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, in each case as notice of these matters may not be filed with the Registrar immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or an application for an administration order has been presented;

3.

the Central Registry Search relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to the District Registry and/or the County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any District Registry and/or County Court in England and Wales and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales;

4.

the opinions set out in this letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, receivership, moratoria, schemes, compromise or similar laws affecting the rights of creditors (including secured creditors) generally; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

5.

we have made no enquiry, and express no opinion, as to any matters of fact. As to matters of fact which are material to this letter, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 1.3;

6.

we express no opinion on: (i) the compliance of the Equity Plans, (ii) the compliance of any award made under the Equity Plans, or (iii) the compliance of the option agreements, award agreements, or similar documentation, granted under, and in accordance with, the Equity Plans, in each case with the rules or regulations of The NASDAQ Stock Market LLC, or the rules or regulations of any other securities exchange that are applicable to the Company;

7.

we express no opinion in relation to the legality, enforceability or validity of the Equity Plans or any option or award agreement, or similar documentation, entered into pursuant to such Equity Plans. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the Equity Plans or any such option or award agreement, or similar documentation, will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital;

8.	we express no opinion on the application or potential application of the National Security and Investment Act 2021 in relation to the Equity Plans or any transaction contemplated thereby;

9.

if (a) the Company or a person to whom the Shares are to be allotted and issued (a “Relevant Person”) is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a Relevant Person is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a Relevant Person is otherwise affected by Sanctions, then the rights and obligations of such Relevant Person under the Equity Plans may be void and/or unenforceable; and

10.

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.